Exhibit 99.1

Williams Rowland Acquisition Corp. To Transfer Listing To NYSE American

Westport, CT, Feb. 14, 2023 (GLOBE NEWSWIRE) -- Williams Rowland Acquisition Corp. (NYSE: WRAC, WRAC.UN, WRAC.WT) (“Williams Rowland”), announced today that it will transfer its listing from the New York Stock Exchange (the “NYSE”) to the NYSE American LLC (the “NYSE American”). Williams Rowland received written confirmation that it received the final approval for listing from the staff of NYSE American on February 14, 2023.

In connection with the transfer, Williams Rowland will voluntarily delist from the New York Stock Exchange, and expects to begin trading on the NYSE American on or about February 17, 2023. Williams Rowland’s decision to transfer to the NYSE American was made to permit the continued listing of its securities following recent redemptions of Williams Rowland’s common stock in connection with the vote to extend the deadline by which Williams Rowland must complete its initial business combination. Following the transfer to the NYSE American, Williams Rowland intends to continue to file the same types of periodic reports and other information it currently files with the U.S. Securities and Exchange Commission.

About Williams Rowland Acquisition Corp.

Williams Rowland Acquisition Corp. formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase or similar transaction.

Contact Information:

David B. Williams

Jonathan D. Rowland

Co-Chief Executive Officers

(203) 353-7600